RESTATED BY-LAWS

OF

BADGER METER, INC.

(As Amended and Restated as of April 24, 2026)

ARTICLE I

SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of the shareholders (the "Annual Meeting") shall be held on the second Saturday in April of each year, or at such other time and date as may be fixed by resolution of the Board of Directors. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment. At each Annual Meeting, the shareholders shall elect that number of directors equal to the number of directors in the class whose term expires at the time of such meeting. At any such Annual Meeting, only other business properly brought before the meeting in accordance with Section 12 of Article I of these By-laws may be transacted. If the election of directors shall not be held on the date designated herein, or fixed as herein provided, for any Annual Meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders (a "Special Meeting") as soon thereafter as is practicable.

Section 2. Special Meetings.

(a) A Special Meeting may be called only by (i) the Chairman, (ii) the Chief Executive Officer or (iii) the Board of Directors and shall be called by the Chief Executive Officer upon the demand, in accordance with this Section 2, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

(b) In order that the Corporation may determine the shareholders entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than ten days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the Corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder's notice described in paragraph (a)(iii) of Section 12 of Article I of these By-laws.

(c) In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the Corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the Corporation pursuant to paragraph (b) of this Section 2), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), shall set forth (i) the name and address, as they appear in the Corporation's books, of each shareholder signing such demand, (ii) the Share Information (as defined herein) with respect to each such shareholder, and (iii) a representation that each such shareholder is a holder of record of shares of the Corporation entitled to vote at a meeting of shareholders, and shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within seventy days after the Demand Record Date.

(d) The Corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph (c) of this Section 2, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined below), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the Corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the Corporation's own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

(i) "Affiliate" of any Person (as defined herein) shall mean any Person, either directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person.

(ii) "Participant" shall have the meaning assigned to such term in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(iii) "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(iv) "Proxy" shall have the meaning assigned to such term in Rule 14a‑1 promulgated under the Exchange Act.

(v) "Solicitation" shall have the meaning assigned to such term in Rule 14a‑1 promulgated under the Exchange Act.

(vi) "Soliciting Shareholder" shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

(A) if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (c) of this Section 2 is ten or fewer, each shareholder signing any such demand;

(B) if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (c) of this Section 2 is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the Corporation of the documents described in paragraph (c) of this Section 2 had engaged or intended to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the Corporation); or

(C) any Affiliate of a Soliciting Shareholder who is a member of such Soliciting Shareholder’s "group" for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (c) of this Section 2 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 2 from being evaded.

(e) Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Chief Executive Officer, the Secretary or the Board of Directors shall have called such meeting. In the case of any Special Meeting called by the Chief Executive Officer upon the demand of shareholders (a "Demand Special Meeting"), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 5 of Article I of these By-laws); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting are delivered to the Corporation (the "Delivery Date"), then such meeting shall be held at 2:00 P.M. local time on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Chief Executive Officer, the Secretary or the Board of Directors may consider such factors as he or it deems relevant within the good faith exercise of his or its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

(f) The Corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the Corporation until the earlier of (i) five Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the Corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph (f) shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

(g) For purposes of these By-laws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

Section 3. Place of Meeting. The Chairman, the Chief Executive Officer, the Board of Directors or the Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for an Annual Meeting or Special Meeting, and may, in their sole discretion, determine that a virtual meeting of shareholders by means of remote communication shall be held instead of a physical meeting of shareholders. If no designation is made, the place of meeting shall be the principal office of the Corporation. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or by the Chief Executive Officer or the Secretary.

Section 4. Notice of Meeting. Written notice stating the date, time, place (if any) and means of remote communication (if any) of any meeting of shareholders shall be delivered not less than ten days nor more than sixty days before the date of the meeting (unless a different time period is provided by the Wisconsin Business Corporation Law (the "WBCL") or the Company's Restated Articles of Incorporation (the "Articles of Incorporation")), either personally or by mail, by or at the direction of the

Chairman, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other persons as required by the WBCL. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than thirty days after the Delivery Date. If mailed, notice pursuant to this Section 4 shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock record books of the Corporation, with postage thereon prepaid. Unless otherwise required by the WBCL or the Articles of Incorporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 2 of Article I of these By-laws and (ii) shall contain all of the information required in the notice received by the Corporation in accordance with Section 12(b) of Article I of these By-laws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, or will be held by a new means of remote communication, the Corporation shall not be required to give notice of the new date, time, place or means of remote communication if the new date, time, place or means of remote communication is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the Corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

Section 5. Fixing of Record Date. The Board of Directors may fix in advance a date not less than ten days and not more than seventy days prior to the date of an Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the "Meeting Record Date"). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within thirty days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the meeting. Except as provided by the WBCL for a court-ordered adjournment, a determination of shareholders entitled to notice of and to vote at an Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose. Such record date shall be not more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation's shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

Section 6. Shareholders’ List for Meetings. After a Meeting Record Date has been fixed, the Corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder, beginning two Business Days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the Corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held or on a reasonably accessible electronic network if the information required to gain access to the list is provided with the meeting notice. A shareholder or his or her agent may, on written demand, inspect and, subject to the limitations imposed by the WBCL, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section 6. The Corporation shall make the shareholders' list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. If the meeting is held solely by means of remote communication, the list shall be open to the examination of any shareholder during the entire time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the meeting notice. Refusal or failure to prepare or make available the shareholders' list shall not affect the validity of any action taken at a meeting of shareholders.

Section 7. Quorum and Voting Requirements; Postponements; Adjournments.

(a) Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the Corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 7. Except as otherwise provided in the Articles of Incorporation or the WBCL, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the WBCL requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation, each director to be elected shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at an Annual Meeting or Special Meeting at which a quorum is present.

(b) The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution by shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the President, Chief Executive Officer or the Chairman or pursuant to a resolution of the Board of Directors. No notice of the time, place or means of remote communication of adjourned meetings need be given except as required by the WBCL. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 8. Voting of Shares. Each outstanding share shall be entitled to one vote upon each matter submitted to a vote at an Annual Meeting or Special Meeting, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the WBCL or the Articles of Incorporation.

Section 9. Proxies. At any Annual Meeting or Special Meeting, a shareholder may vote his or her shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his or her attorney‑in‑fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. An appointment is valid for eleven months from the date of its signing unless a different period is expressly provided in the appointment form. Unless otherwise provided, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his or her appointment of proxy shall not itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiently of proxies. Any shareholder soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 10. Acceptance of Instruments Showing Shareholder Action. If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

(a) The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

(b) The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(c) The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(d) The name signed purports to be that of a pledgee, beneficial owner, or attorney‑in‑fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory's authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

(e) Two or more persons are the shareholders as co‑tenants or fiduciaries and the name signed purports to be the name of at least one of the co‑owners and the person signing appears to be acting on behalf of all co‑owners.

The Corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

Section 11. Waiver of Notice. A shareholder may waive any notice required by the WBCL, the Articles of Incorporation or these By-laws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the WBCL (except that the time and place, place or means of remote communication of meeting need not be stated) and be delivered to the Corporation for inclusion in the corporate records. A shareholder's attendance at any Annual Meeting or Special Meeting, in person (whether physically or remotely) or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 12. Notice of Shareholder Business and Nomination of Directors.

(a) Annual Meetings.

(i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors, or (C) by any shareholder of the Corporation who (1) is a shareholder of record at the time of giving of notice provided for in this Section 12(a), (2) is entitled to vote with respect to such nomination or other business at the meeting and (3) complies with the notice procedures set forth in this Section 12. Clause (C) of this Section 12(a)(i) shall be the exclusive means for a shareholder to make nominations of persons for election to the Board of Directors or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) at an Annual Meeting of shareholders.

(ii) For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 12, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and any other business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for shareholder action. To be timely, a shareholder's notice shall be received by the Secretary of the Corporation at the principal offices of the Corporation not less than ninety days nor more than one hundred twenty days prior to the second Saturday in the month of April; provided, however, that in the event that the date of the Annual Meeting is advanced by more than thirty days or delayed by more than sixty days from the second Saturday in the month of April, notice by the shareholder to be timely must be so received not earlier than the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (x) the 90th day prior to such Annual Meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of an adjournment or postponement of an Annual Meeting, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(iii) Such shareholder's notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his or her duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the Corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the Share Information (as defined herein); (C) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting with respect to such nomination or other business and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements and understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, including, without limitation, any arrangement or understanding with any person or persons as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question, (III) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and any such beneficial owner and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any Affiliate or associate thereof or person or persons acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant, (IV) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors, (V) a representation as to whether such shareholder or beneficial owner intends, or is part of a group that intends (x) to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act ("Rule 14a-19") and (y) to deliver a proxy statement or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares to elect such nominee or otherwise solicit proxies from stockholder in support of the nomination (including, as applicable, the percentage required under Rule 14a-19), and (VI) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected; (E) in the case of any proposed removal of a director, (I) the names of the directors to be removed and (II) the reason of such shareholder and any such beneficial owner for asserting that such directors should be removed; and (F) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these By-laws, the language of the proposed amendment, (II) such shareholder's and beneficial owner's or owners' reasons for conducting such business at the meeting, (III) any material interest in such business of such shareholder and beneficial owner or owners and (IV) a description of all agreements, arrangements or understandings between such shareholder and any such beneficial owner and any other person or persons (naming such person or persons) in connection with the proposal of such business by such shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such nominee.

For purposes of these By-laws, "Share Information" shall mean (A) the class or series and number of shares of the Corporation that are owned, directly or indirectly, of record and/or beneficially by such shareholder, any beneficial owner on whose behalf the shareholder is acting and any of their respective Affiliates, (B) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by such shareholder, any such beneficial owner and any of their respective Affiliates, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, agreement, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of these By-laws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any agreement, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than asset-based fee) that such shareholder, any such beneficial owner and any of their respective Affiliates are entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person’s immediate family as defined in Item 404 of Regulation S-K (which information shall be supplemented by such shareholder and any beneficial owner not later than 10 days after the record date for the meeting to disclose such ownership as of the record date).

(iv) A notice as to a nomination must also be accompanied by (A) a written questionnaire required of the Corporation’s directors and officers completed by such nominee (in the form provided by the Corporation upon written request of any shareholder of record thereof); and (B) an executed written representation and agreement of such nominee (in the form provided by the Corporation upon written request of any shareholder of record thereof) that such nominee (I) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed therein or (y) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Corporation, with such nominee’s fiduciary duties under applicable law, (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with nomination, service or action as a director that has not been disclosed therein, (III) in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, codes of ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation applicable to directors and (IV) if elected as a director of the Corporation, intends to serve the entire term until the next Annual Meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(v) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 12 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy days prior to the second Saturday in the month of April, a shareholder's notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(vi) The foregoing notice requirements of this Section 12 shall be deemed satisfied by a shareholder with respect to business other than a nomination if the shareholder has notified the Corporation of his, her or its intention to present a proposal at an Annual Meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting.

(b) Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 4 of Article I of these By-laws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 12. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the Corporation at the principal offices of the Corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the Corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected.

(c) General.

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 12 of this Article I shall be eligible to be elected as directors. In no event may a shareholder provide notice as to nominations pursuant to this Section 12 with respect to a greater number of director candidates (as alternates or otherwise) than are subject to election by shareholders at the applicable Annual Meeting or Special Meeting. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 12. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective proposal shall be disregarded.

(ii) For purposes of this Section 12, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 12, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to limit the Corporation's obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding the foregoing provisions of this Section 12, unless otherwise required by law, (A) no shareholder giving notice as to nominations pursuant to this Section 12 shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such shareholder has complied with Rule 14a-19 in connection with the solicitation of such proxies, including the provision to the Corporation of notices required hereunder in a timely manner, and (B) if any such shareholder (I) provides notice pursuant to Rule 14a-19(b) and (II) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3), including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such shareholder has met the requirements of Rule 14a-19(a)(3) in accordance with the following sentence, then the Corporation shall disregard any proxies or votes solicited for such shareholder’s nominees. If any shareholder providing notice as to nominations pursuant to this Section 12 provides notice pursuant to Rule 14a-19(b), then such shareholder shall (1) promptly notify the Corporation if it subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) and (2) deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3).

(v) Notwithstanding the foregoing provisions of this Section 12, unless otherwise required by law, if any shareholder (or a qualified representative thereof) providing notice as to nominations or other business that such shareholder proposes to bring before a meeting does not appear at the Annual Meeting or Special Meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

ARTICLE II

BOARD OF DIRECTORS

Section 1. General Powers and Number. All corporate powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under, the direction of its Board of Directors, which shall consist of not less than six (6) nor more than eleven (11) directors, the exact number of which shall be fixed from time to time by resolution of the Board of Directors. The Board of Directors shall elect one of its members as Chairman, who, when present, shall preside at all meetings of the shareholders and Board of Directors.

Section 2. Tenure and Qualifications. Each director shall hold office until the Annual Meeting of shareholders at which his term expires and until his successor shall have been elected, or until his prior death, resignation or removal. A director shall not be eligible to stand for re-election at any annual meeting of shareholders following his 72nd birthday. A director may resign at any time by delivering written notice which complies with the WBCL to the Board of Directors, to the Chairman of the Board, if any, or to the Corporation. A director's resignation is effective when such notice is delivered unless the notice specifies a later date. Directors need not be residents of the State of Wisconsin or shareholders of the Corporation.

Section 3. Certain Director Resignations.

(a)
In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. For purposes of these By-laws, a contested election is one in which the Chairman of the Board determines that, as of the Determination Date, the number of persons properly nominated to serve as directors of the corporation exceeds the number of directors to be elected. The “Determination Date” is (i) the day after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, when such meeting occurs after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Articles of Incorporation or these By-laws, or (ii) the day after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Articles of Incorporation or these By-laws, when the last day for such a proposal occurs after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, whichever of clause (i) or (ii) is applicable.
(b)
The Resignation Committee (as defined in Section 3(e)) will promptly consider the resignation submitted by a director receiving a Majority Withheld Vote, and the Resignation Committee will recommend to the Board of Directors whether to accept the tendered resignation or reject it. In considering whether to recommend that the Board of Directors accept or reject the tendered resignation, the Resignation Committee will consider all factors deemed relevant by the members of such committee, including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director and the qualifications of the director whose resignation has been tendered.
(c)
The Board of Directors will act on the Resignation Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering such committee’s recommendation, the Board of Directors will consider the factors considered by such committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ decision, the corporation will promptly publicly disclose in a Current Report on Form 8-K filed with or furnished to, as applicable, the Securities and Exchange Commission the Board of Directors’ decision whether to accept the resignation as tendered, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.
(d)
Any director who tenders a resignation pursuant to this Section 3 will not participate in the recommendation of the Resignation Committee regarding whether or not to accept that director’s tendered resignation. Any director who tenders a resignation pursuant to this Section 3 will not participate in the Board of Directors’ deliberation or vote regarding whether or not to accept that director’s tendered resignation. If directors constituting a quorum of the Board of Directors did not receive a Majority Withheld Vote in the election that prompted one or more directors to tender the resignations upon which the Resignation Committee and the Board of Directors must then act, but not all of the directors received Majority Withheld Votes, then no director who tendered a resignation pursuant to this Section 3 in connection with such election will participate in the Board of Directors’ deliberation or vote (i) regarding whether or not to accept any tendered resignations related to such election or (ii) regarding matters relating to the Resignation Committee as it relates to such resignation.
(e)
The “Resignation Committee” shall be (i) the Corporate Governance Committee of the Board of Directors, or such other committee of the Board of Directors then in effect performing a similar function, if (A) less than a majority of the members of such committee received Majority Withheld Votes in the election that prompted one or more directors to tender the resignations upon which the Resignation Committee must then act or (B) all of the directors received Majority Withheld Votes in such election or (ii) a committee of the Board of Directors appointed by the Board of Directors and consisting only of directors who did not receive Majority Withheld Votes, if a majority of the members of the Corporate Governance Committee of the Board of Directors, or such other committee of the Board of Directors then in effect performing a similar function, but not all of the directors, received Majority Withheld Votes at such election.
(f)
These By-laws will be summarized or included in each proxy statement relating to an election of directors of the corporation.

Section 4. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this By-law immediately after, and at the same place as, the Annual Meeting of shareholders, and each adjourned session thereof. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings without other notice than such resolution.

Section 5. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman, the Chief Executive Officer, Secretary or any two directors. The person or persons calling any special meeting of the Board of Directors may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors called by them, and if no other place is fixed, the place of meeting shall be the principal business office of the Corporation in the State of Wisconsin.

Section 6. Notice; waiver. Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 5, Article II) shall be given by written notice delivered personally or given by telegram, teletype, facsimile or other form of wire or wireless communication not less than twenty-four (24) hours prior to the meeting or mailed or delivered by private carrier not less than forty-eight (48) hours prior to the meeting to each director at his business address or at such other address as such director shall have designated in writing filed with the Secretary. If mailed or delivered by a private carrier, such notice shall be deemed to be delivered when deposited in the United States mail or delivered to the private carrier so addressed, with postage or delivery cost thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice be given by teletype, facsimile or other form of wire or wireless communication, such notice shall be deemed to be delivered when evidence of its transmittal is received. Whenever any notice whatever is required to be given to any director of the Corporation under the Articles of Incorporation or By-laws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 7. Quorum. A majority of the directors shall constitute a quorum for the transaction of business; and, except as otherwise provided by law or by the Articles of Incorporation or these By-laws, a majority of the votes cast at any meeting of the Board of Directors at which a quorum is present shall be decisive of any action. A majority of the directors present at a meeting, though less than quorum, may adjourn the meeting from time to time without further notice.

Section 8. Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled until the next succeeding annual election by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board of Directors; provided, that in case of a vacancy created by the removal of a director by vote of the shareholders, the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

Section 9. Compensation. The Board of Directors, by affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the Corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or to delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the Corporation.

Section 10. Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors or a committee thereof of which he is a member at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 11. Committees. The Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors set forth in Section 1 of this Article II may designate one or more committees, each committee to consist of three or more directors elected by the Board of Directors, which shall have and may exercise, when the Board of Directors is not in session, the powers of the Board of Directors in the management of the business and affairs of the Corporation, in the committee's designated area of responsibility, except action in respect to dividends to shareholders, election of the principal officers or the filling of vacancies on the Board of Directors or committees created pursuant to this section, with respect to the approval or proposal of actions that the law requires to be approved by the shareholders, amendment of the Articles of Incorporation, the adoption, amendment or repeal of the By-laws, the approval of a plan of merger not requiring shareholder approval, the authorization or approval of the re-acquisition of shares other than according to a method prescribed by the Board of Directors, and the authorization for approval of the issuance or sale or contract for sale of shares, or the determination of the designation and relative rights, preferences and limitations of a class or series of shares, unless authorized to do so by the Board of Directors within prescribed limits. The Board of Directors may elect one or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request by the Chairman or upon request by the chairman of such meeting. Each such committee shall fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

Section 12. Unanimous Consent Without Meeting. Any action required or permitted by the Articles of Incorporation or By-laws or any provision of law to be taken by the Board of Directors at a meeting or by resolution may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors then in office.

Section 13. Telephonic Meetings. Notwithstanding any place set forth in the notice of the meeting or these By-laws, members of the Board of Directors may participate in regular or special meetings of the Board of Directors and all Committees of the Board of Directors by or through the use of any means of communication by which all directors participating may simultaneously hear each other, such as by conference telephone; provided, however, that the Chairman of the Board or the chairman of the respective Committee and the Board or other person or persons calling a meeting may determine that the directors cannot participate by such means, in which case the notice of the meeting, or other notice to directors given prior to the meeting, shall state that each director's physical presence shall be required. If a meeting is conducted through the use of such means of communication, then at the commencement of such meeting all participating directors shall be informed that a meeting is taking place at which official business may be transacted. A director participating in a meeting by such means shall be deemed present in person at such meeting.

ARTICLE III

OFFICERS

Section 1. General Officers. The general officers of the Corporation shall be the Chief Executive Officer, the President, one or more Vice Presidents, a Secretary, a Treasurer, a Controller, and one or more Assistant Secretaries and one or more Assistant Treasurers, each of whom shall be elected annually by the Board of Directors and shall hold office until his or her successor shall have been duly elected and qualified. The Chief Executive Officer of the Corporation shall exercise general supervision of the business and affairs of the Corporation subject to the directives of the Board of Directors. Further, each general officer shall have such powers and duties as generally pertain to his or her respective office; provided, that such powers and duties may from time to time be modified, enlarged, restricted or augmented by the Board of Directors.

Section 2. Additional Officers. The Board of Directors may appoint such additional corporate officers as it may deem necessary, each of whom shall have such powers and duties as from time to time may be conferred by the Board of Directors, and shall serve for such terms as the Board may fix.

Section 3. Removal of Officers. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term. The resignation of an officer by the delivery of written notice to the Chief Executive Officer or Secretary of the Corporation is effective upon delivery of the notice, unless the notice specifies a later date and the Corporation accepts the later date.

ARTICLE IV

SPECIAL CORPORATE ACTS

Section 1. Voting of Securities Owned by This Corporation. Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this Corporation may be voted at any meeting of security holders of such other corporation by the Chairman of this Corporation if he be present, or in his absence by the President or any Vice President of this Corporation who may be present, and (b) whenever, in the judgment of the Chairman, or in his absence, of the President or any Vice President, it is desirable for this Corporation to execute a proxy or give a shareholder's consent in respect to any shares or other securities issued by any other corporation and owned by this Corporation, such proxy or consent shall be executed in the name of this Corporation by the Chairman, or the President or one of the Vice Presidents of this Corporation without necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this Corporation shall have full right, power and authority to vote the share or shares of stock issued by such other corporation and owned by this Corporation the same as such share or shares might be voted by this Corporation.

Section 2. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages, and instruments of assignment or pledge made by the Corporation shall be executed in the name of the Corporation by the Chairman or the President or one of the Vice Presidents and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

ARTICLE V

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Certificates for Shares; Shares Without Certificates. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman or the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6 of this Article V. Shares of the Corporation may also be issued, without certificates to the full extent such issuance is allowed by the Wisconsin Business Corporation Law and the listing standards of the New York Stock Exchange (or any applicable stock exchange on which the shares are listed). To the extent required by the Wisconsin Business Corporation Law, within a reasonable time after the issuance or transfer of shares without a certificate, the Corporation shall send to the registered owner thereof a written notice that shall set forth (a) the name of the Corporation; (b) that the Corporation is organized under the laws of the State of Wisconsin; (c) the name of the shareholder; (d) the number and class (and the designation of the series, if any) of the shares represented; (e) if applicable, a summary of the designations, relative rights, preferences and limitations applicable to each class, and, if applicable, the variations in rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series (or a conspicuous statement that upon written request the Corporation will furnish the shareholder with this information without charge); and (f) if applicable, any restrictions on the transfer or registration of such shares of stock imposed by the Articles of Incorporation, as amended from time to time, these By-laws, any agreement among shareholders or any agreement between shareholders and the Corporation.

Section 2. Facsimile Signatures and Seal. The seal of the corporation on any certificates for shares may be a facsimile. The signatures of the Chairman or President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation.

Section 3. Signature by Former Officers. In case any officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

Section 4. Transfer of Shares. Prior to due presentment of shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where shares are presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, or with respect to uncertificated shares, proper transfer instructions are received, and (b) the Corporation had no duty to inquire into adverse claims or has discharged any such duty. The Corporation may require reasonable assurance that said endorsements or transfer instructions are genuine and effective and in compliance with such other regulations as may be prescribed under the authority of the Board of Directors.

Section 5. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

Section 6. Lost, Destroyed or Stolen Certificates. Where the owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, then the Corporation may issue, in its discretion, a new certificate or certificates of stock or uncertificated shares in place thereof, if the owner (a) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the Corporation a sufficient indemnity bond, and (c) satisfied such other reasonable requirements as the Board of Directors may prescribe.

Section 7. Consideration for Shares. The shares of the Corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof. The consideration to be paid for shares may be paid in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. When payment of the consideration for which shares are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable by the Corporation. No share shall be issued until such share is fully paid.

Section 8. Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

ARTICLE VI

CORPORATE SEAL

The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation and the words, "Corporate Seal".

ARTICLE VII

AMENDMENTS

Section 1. By Shareholders. These By-laws may be altered, amended, repealed, augmented and new By-laws may be adopted by the shareholders by affirmative vote of not less than a majority of the votes represented by the shares present or represented at any Annual Meeting or Special Meeting of the shareholders at which a quorum is in attendance.

Section 2. By Directors. These By-laws may also be altered, amended, repealed, augmented and new By-laws may be adopted by the Board of Directors by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; but no By-law adopted by the shareholders shall be amended or repealed by the Board of Directors if the By-law so adopted so provides.

Section 3. Implied Amendments. Any action taken or authorized by the shareholders or by the Board of Directors, which would be inconsistent with the By-laws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the By-laws so that the By-laws would be consistent with such action, shall be given the same effect as though the By-laws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

ARTICLE VIII

INDEMNIFICATION

Section 1. Certain Definitions. All capitalized terms used in this Article VIII and not otherwise hereinafter defined in this Section 1 shall have the meaning set forth in Section 180.0850 of the Statute (as hereinafter defined). The following capitalized terms (including any plural forms thereof) used in this Article VIII shall be defined as follows:

(a) "Affiliate" shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

(b) "Authority" shall mean the entity selected by the Director or Officer to determine his or her right to indemnification pursuant to Section 4 of this Article VIII.

(c) "Board" shall mean the entire then elected and serving board of directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

(d) "Breach of Duty" shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 4 of this Article VIII, to constitute misconduct under Section 180.0851 (2) (a) 1, 2, 3 or 4 of the Statute.

(e) "Corporation," as used herein and as defined in the Statute and incorporated by reference into the definitions of certain capitalized terms used herein, shall mean this Corporation, including, without limitation, any successor corporation or entity to the Corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this Corporation.

(f) "Director or Officer" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

(g) "Expenses" shall mean and include fees, costs, charges, disbursements, attorney fees and any other expenses incurred in connection with a Proceeding.

(h) "Liability" shall mean and include the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable Expenses.

(i) "Disinterested Quorum" shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

(j) "Party" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article, the term "Party" shall also include any Director, Officer or employee who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

(k) "Proceeding" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article, "Proceeding" shall include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer, provided, however, that such Proceeding is authorized by a majority vote of a Disinterested Quorum.

(l) "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

Section 2. Mandatory Indemnification. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is a Director or Officer.

Section 3. Procedural Requirements.

(a) A Director or Officer who seeks indemnification under Section 2 of this Article VIII shall make a written request therefor to the Corporation. Subject to Section 3(b) of this Article VIII, within sixty days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 5 of this Article VIII).

(b) No indemnification shall be required to be paid by the Corporation pursuant to Section 3(a) of this Article VIII if, within such sixty-day period: (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty; or (ii) a Disinterested Quorum cannot be obtained.

(c) In either case of nonpayment pursuant to Section 3(b) of this Article VIII, the Board shall immediately authorize by resolution that an Authority, as provided in Section 4 of this Article VIII, determine whether the Director's or Officer's conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

(d) (i) If the Board does not authorize an Authority to determine the Director's or Officer's right to indemnification hereunder within such sixty-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Officer or Director immediately.

Section 4. Determination of Indemnification.

(a) When the Board authorized an Authority to determine a Director's or Officer's right to indemnification pursuant to Section 3 of this Article VIII, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

(i) An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

(ii) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators; and (B) in all other respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

(iii) A court pursuant to and in accordance with Section 180.0854 of the Statute.

(b) In any such determination by the selected Authority there shall exist a rebuttable presumption that the Director's or Officer's conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other Party asserting that such indemnification should not be allowed.

(c) The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

(d) If the Authority determines that indemnification is required hereunder, the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 5 of this Article VIII), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority's opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification as to some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

(e) The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

(f) All Expenses incurred in the determination process under this Section 4 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

Section 5. Mandatory Allowance of Expenses.

(a) The Corporation shall pay or reimburse, within ten days after the receipt of the Director's or Officer's written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred, provided the following conditions are satisfied:

(i) The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

(ii) The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 5 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 4 of this Article VIII.

(b) If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 5, such Director or Officer shall not be required to pay interest on such amounts.

Section 6. Indemnification and Allowance of Expenses of Certain Others.

(a) The Corporation shall indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Affiliate.

(b) Except as hereinafter provided, the Corporation shall indemnify each employee of the Corporation or an Affiliate of the Corporation acting within the scope of his or her duties as such, against all Liabilities, and shall advance Reasonable Expenses, incurred by or on behalf of such employee in connection with a Proceeding in which he or she is a Party by virtue of being an employee of the Corporation or an Affiliate of the Corporation, to the same extent and in the same manner as a Director or Officer hereunder. The foregoing provision shall not apply, and the Corporation shall not indemnify any employee, with respect to any Liability to the extent covered by insurance maintained by or on behalf of such employee (other than insurance maintained by the Corporation or an Affiliate of the Corporation).

(c) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an authorized agent of the Corporation acting within the scope of his or her duties as such and who is not otherwise a Director or Officer.

Section 7. Insurance. The Corporation may purchase and maintain insurance on behalf of a Director, Officer and/or any individual who is or was an authorized employee or agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article.

Section 8. Notice to the Corporation. A Director, Officer or employee shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding which may result in a claim or indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director, Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined by an Authority).

Section 9. Report to Shareholders. In the event that the Corporation indemnifies or advances expenses to a Director or Officer in connection with a proceeding brought in the right of the Corporation, the Corporation shall report the indemnification or advance in writing to shareholders with or before the notice of the next meeting of shareholders. The report shall be delivered to shareholders who are entitled to receive notice of the next meeting of shareholders.

Section 10. Severability. If any provision of this Article shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article contravene public policy, this Article shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable.

Section 11. Nonexclusivity of this Article. The rights of a Director, Officer or employee (or any other person) granted under this Article shall not be deemed exclusive of any other rights to indemnification against Liabilities or advancement of Expenses which the Director, Officer or employee (or such other person) may be entitled to under any written agreement, Board resolution, vote of shareholders of the Corporation or otherwise, including without limitation under the Statute. Nothing contained in this Article shall be deemed to limit the Corporation's obligations to indemnify a Director, Officer or employee under the Statute.

Section 12. Contractual Nature of this Article; Repeal or Limitation of Rights. This Article shall be deemed to be a contract between the Corporation and each Director, Officer and employee and any repeal or other limitation of this Article or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right of indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article with regard to acts, omissions or events arising prior to such repeal or limitation.

Section 13. Subrogation Rights. Notwithstanding any provision to the contrary set forth herein, the Corporation's obligations hereunder are not intended to constitute, and shall not constitute, a waiver of any right to subrogation which the Corporation may have against any person or entity.